Exhibit 10.12

September 11, 2026

Ryan Fisk

[***]

Re: Confirmatory Offer Letter

Dear Ryan,

You are currently employed by ADARx Pharmaceuticals, Inc. (the “Company”) as Chief Financial Officer and Chief Business Officer. This letter confirms the terms and conditions of your employment in that role.

1.

Position. You are serving in a full-time capacity, reporting to the Company’s Chief Executive Officer. You will generally be permitted to work remotely from your home in Los Angeles, California; however, you must travel to the Company’s offices located in San Diego, California as necessary to perform your duties, but, in any event, at least two (2) business days per week (the “In-Office Requirement”). You understand and expressly agree that your regular on-site presence is required for the performance of the duties of your position. Furthermore, for the avoidance of doubt, you acknowledge and agree that the In-Office Requirement does not give rise to “Good Reason” under the Severance Plan (as defined below). The Company reserves the right to reasonably require you, in the ordinary course of business, to perform your duties at places other than your primary work location from time to time, including for reasonable business travel. The Company may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

Your salary will be paid at the rate of $550,000 per year, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.

As a full-time, regular employee of the Company, you will continue to be eligible for Company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods. Nothing in this letter prohibits the Company from terminating or modifying any of its compensation or benefits programs at any time.

You will be eligible to earn an annual discretionary bonus in the target amount of 45% of your annual base salary, less any applicable taxes and withholdings. The amount of this bonus will be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and may be based on your performance and/or the performance of the Company during the fiscal year, as well as any other criteria the Compensation Committee deems relevant. Any bonus, if awarded, will be pro-rated based on the time you are actively employed with the Company during the annual performance period, provided that the payment of any bonus is contingent upon your continued employment with the Company through the bonus payment date and will be paid no later than March 15th following the conclusion of the performance year.

The Company may change your compensation and benefits from time to time in its discretion.

3.

Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Plan.

4.

The Company’s Policies and CIIAA. You will continue to be subject to Company policies and procedures, as in effect from time to time. Such policies may include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Company stock. In addition, your signed Confidential Information and Invention Assignment Agreement (“CIIAA”) with the Company will continue to remain in effect and binding upon you.

5.

At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice.

6.

Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Severance Plan (the “Severance Plan”), pursuant to the Severance Plan terms as may be in effect and as may be amended from time to time, and your Participation Agreement under the Severance Plan, if and as executed by and between you and the Company.

7.

No Prior Conflicts and Duty of Loyalty. You confirm that you are not subject to any consent decree, court or arbitral order or agreement with any former employer or third party that prohibits you from working for the Company and that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. Further, you agree that you will not provide us with any information, documents or other materials of any kind that constitute confidential or proprietary information that are protected by confidentiality or similar non-disclosure provisions. By signing below, you acknowledge that we have not asked you for, nor will you provide, any such information. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company, other than as expressly referred to in this confirmatory offer letter. This letter agreement, together with your CIIAA, equity agreements, and the Severance Plan (including your Participation Agreement) (if applicable), forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Very truly yours,

ADARx PHARMACEUTICALS, INC.

By:	/s/ Rob Ackles
Name: Rob Ackles
Title: Chief People Officer

I have read and accept these terms of employment.

By:	/s/ Ryan Fisk
Name: Ryan Fisk
Date: 14-Sep-2026

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